Exhibit 10.5

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment””) is made effective as of February 1, 2022, by and among Clene Inc., a Delaware corporation (“Company”), and Robert Glanzman (“Executive”). The Company and Executive are sometimes separately referred to herein as a “Party” and are collectively referred to herein as the “Parties”.

WHEREAS, Company and Executive are Parties to an Employment Agreement made effective as of December 31, 2020 (the “Agreement”) and have been acting in accordance with the terms thereof since the effective date; and

WHEREAS, the Parties desires to amend the Agreement to reflect current market conditions for relationships of this type in the Company’s industry.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Company and Executive hereby agree as follows:

1.
Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 1.2:

“1.2 Term. The term of this Agreement shall begin on the Effective Date and shall continue until terminated as provided in Section 4 of this Agreement (the “Term”).”

2.
The first sentence in Section 3.1 Base Salary shall be deleted and replaced with the following sentence (to reflect the Executive’s current base salary):

“The Company shall pay Executive a base salary (the “Base Salary”) at the annualized rate of Four Hundred Ten Thousand Dollars ($410,000), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices.”

3.
The following new sentence shall be added in Section 3.2 Bonuses after the first sentence and before the current second sentence as follows:

“The contemplated bonus will be targeted at forty percent (40%) of Executive’s Base salary annually.”

The last sentence in Section 3.2 Bonuses referencing twenty-five (25%) shall be deleted in its entirety.

4.
The following new sentence is added at the end of the current language in Section 3.3 - Expense Reimbursements:

“Additionally, the Company will reimburse Executive for expenses related to maintaining Executive’s professional status, including continuing professional education (including travel and class costs with prior CEO approval), license renewal, and membership fees for appropriate professional associations, as applicable.”

5.
The following new sentence is added at the end of section 4.5.1 Death or Complete Disability:

“The Parties agree that Medicare coverage is not substantially similar coverage from another source.”

6.
Section 4.5.3 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 4.5.3:

“4.5.3 Termination by Company Without Cause or Resignation For Good Reason. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company an executed Release and Waiver in substantially the form attached as Exhibit B hereto (the “Release”) and allowing the Release to become effective in accordance with its terms within sixty (60) days following the termination date, (x) Executive shall be entitled to one times Executive’s Base Salary as of the date of termination, (y) a bonus payment equal to one hundred percent (100%) of Executive’s actual bonus that would have been earned for a similar period as the Base Salary, and (z) any option to purchase capital stock of the Company or restricted stock award that is then outstanding but not yet exercisable or vested shall become exercisable or vested as to all remaining shares subject to such option or award and the exercise period for all Executive’s equity interests in the Company shall run, or as necessary be extended, to ninety (90) days following Executive’s last day of employment. The payment above will be subject to standard payroll deductions and withholdings and will be made on the first regularly scheduled pay period following the sixtieth (60th) day following the termination date. In addition, if Executive timely and properly elects health continuation coverage under COBRA, the reimbursement described in this sentence shall be included in the Termination Amounts and the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s spouse, ex-spouse, and dependents. Such reimbursement shall be paid to Executive on the first business day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the termination date; (ii) the date Executive and Executive’s spouse, ex-spouse, and dependents are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive begins to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.5.3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”) or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 4.5.3 in a manner as is necessary to comply with the ACA.”

7.
Section 4.5.4 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 4.5.4:

“4.5.4 Acceleration on Change of Control. In the event of a Change of Control (as defined below) and the termination of Executive’s employment (a) by the Company or a successor in interest to the Company without Cause or (b) by Executive for Good Reason within 30 days before or 12 months after such Change of Control, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company an executed Release and allowing the Release to become effective in accordance with its terms within sixty (60) days following the termination date, (x) Executive shall be entitled to two times Executive’s Base Salary as of the date of termination, a bonus payment equal to one hundred percent (100%) of Executive’s target bonus for a similar period as the Base Salary benefit, and (y) any option to purchase capital stock of the Company or restricted stock award that is then outstanding but not yet exercisable or vested shall become exercisable or vested as to all remaining shares subject to such option or award and the exercise period for all Executive’s equity interests in the Company shall run, or as necessary be extended, to ninety (90) days following Executive’s last day of employment. The payment above will be subject to standard payroll deductions and withholdings and will be made on the first regularly scheduled pay period following the sixtieth (60th) day following the termination date. In addition, if Executive timely and properly elects health continuation coverage under COBRA, the reimbursement described in this sentence shall be included in the Termination Amounts and the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s spouse, ex-spouse and dependents. Such reimbursement shall be paid to Executive on the first business day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the termination date; (ii) the date Executive and Executive’s spouse, ex-spouse and dependents are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive begins to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.5.4 would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 4.5.4 in a manner as is necessary to comply with the ACA. For purposes of this paragraph, “Change of Control” shall mean a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company or a majority-in-interest of its stockholders is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (except an event in which the majority of the beneficial ownership of the Company and its assets does not change). Reference is made to Section 8.2-5 of the Company’s 2020 Stock Plan.”

8.
Section 4.6.1 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 4.6.1:

“4.6.1 Complete Disability. “Complete Disability” means that Executive is determined by an independent physician to be permanently disabled pursuant to the Company’s long term disability plan or that Executive is determined by an independent physician to be permanently disabled, in the event the Company has no long term disability plan.”

9.
The phrase “or reporting relationships,” in subsection (iii) of Section 4.6.3 shall be deleted.
10.
Except as expressly amended, pursuant to this Amendment, all of the other provisions of the Agreement are unaffected, remain in full force and effect and are hereby ratified and confirmed in all respects. Company and Executive may execute this Amendment in counterparts and by facsimile signature or via email. Each executed counterpart of this Amendment will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.
11.
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

Clene Inc.

By:	/s/ Rob Etherington
Rob Etherington, President/CEO

Executive

/s/ Robert Glanzman
Robert Glanzman